Filed pursuant to Rule 433

Registration Statement No.: 333-209450

THE BANK OF NEW YORK MELLON CORPORATION

$750,000,000 FLOATING RATE SENIOR NOTES DUE 2023

October 24, 2016

ISSUER: THE BANK OF NEW YORK MELLON CORPORATION

SECURITIES: SENIOR MEDIUM-TERM NOTES, SERIES I

EXPECTED RATINGS (MOODY’S / S&P / FITCH / DBRS)*: A1 (STABLE) / A (STABLE) / AA- (STABLE) / AAL (STABLE)

LEGAL FORMAT: SEC-REGISTERED

MATURITY DATE: OCTOBER 30, 2023

TRADE DATE: OCTOBER 24, 2016

SETTLEMENT DATE: OCTOBER 31, 2016 (T+5) **

OPTIONAL REDEMPTION DATE: OCTOBER 30, 2022

COUPON: 3-MONTH LIBOR PLUS 105 BASIS POINTS

COUPON FREQUENCY: QUARTERLY

INTEREST PAYMENT DATES: INTEREST PAYS QUARTERLY ON EACH JANUARY 30, APRIL 30, JULY 30 AND OCTOBER 30 COMMENCING ON JANUARY 30, 2017 AND ENDING ON THE MATURITY DATE

INTEREST DETERMINATION DATES: THE SECOND LONDON BANKING DAY PRECEDING THE RELATED INTEREST RESET DATE

REDEMPTION PRICE: THE PRINCIPAL AMOUNT OF THE NOTES REDEEMED

REDEMPTION TERMS: REDEEMABLE IN WHOLE, BUT NOT IN PART, AT THE OPTION OF THE ISSUER ON THE OPTIONAL REDEMPTION DATE AT THE REDEMPTION PRICE, PLUS ACCRUED AND UNPAID INTEREST THEREON TO THE OPTIONAL REDEMPTION DATE. THE BANK OF NEW YORK MELLON CORPORATION SHALL PROVIDE AT LEAST 10 AND NOT MORE THAN 60 CALENDAR DAYS NOTICE OF REDEMPTION TO THE REGISTERED HOLDER OF THE NOTE.

DAY COUNT CONVENTION: ACTUAL/360; MODIFIED FOLLOWING, ADJUSTED

BUSINESS DAY CENTRES: NEW YORK, LONDON

PRINCIPAL AMOUNT: $750,000,000

ISSUE PRICE: 100% OF PRINCIPAL AMOUNT

PROCEEDS TO ISSUER: $748,875,000

PRICING BENCHMARK: 3-MONTH LIBOR (REUTERS LIBOR01)

SPREAD TO BENCHMARK: +105 BASIS POINTS

DENOMINATIONS: $1,000 X $1,000

LISTING: NONE

CUSIP/ISIN: 06406FAF0/US06406FAF09

BOOKRUNNERS:	BARCLAYS CAPITAL INC.
DEUTSCHE BANK SECURITIES INC.
MORGAN STANLEY & CO. LLC
UBS SECURITIES LLC
BNY MELLON CAPITAL MARKETS, LLC

CO-MANAGERS:	MIZUHO SECURITIES USA INC.
NOMURA SECURITIES INTERNATIONAL, INC.
RBS SECURITIES INC.
SANTANDER INVESTMENT SECURITIES INC.
UNICREDIT CAPITAL MARKETS LLC
ACADEMY SECURITIES, INC.
MISCHLER FINANCIAL GROUP, INC.

The notes are not deposits or other obligations of a bank and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.

The issuer has filed a registration statement (including a prospectus, a prospectus supplement and a preliminary pricing supplement) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Barclays Capital Inc. at 1-888-603-5847, Deutsche Bank Securities Inc. at 1-800-503-4611, Morgan Stanley & Co. LLC at 1-866-718-1649, UBS Securities LLC at 1-888-827-7275 or BNY Mellon Capital Markets, LLC at 1-800-269-6864.

*	A security rating is not a recommendation to buy, sell or hold securities, and may be subject to revision or withdrawal at any time by the assigning rating organization. Each rating should be evaluated independently of any other rating.

**	The Book-Runners and Co-Managers expect to deliver the Notes in book-entry form only through the facilities of The Depository Trust Company against payment in New York, New York on or about the fifth business day following the date of this Term Sheet. Trades of securities in the secondary market generally are required to settle in three business days, referred to as T+3, unless the parties to a trade agree otherwise. Accordingly, by virtue of the fact that the initial delivery of the Notes will not be made on a T+3 basis, investors who wish to trade the Notes before a final settlement will be required to specify an alternative settlement cycle at the time of any such trade to prevent a failed settlement.